Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

RYAM Announces First Quarter 2023 Results
Reaffirms 2023 EBITDA and Raises Free Cash Flow Guidance
•Net sales for the first quarter of $467 million, up $115 million, or 33 percent, from prior year quarter
•Income from continuing operations for the first quarter of $2 million, up $26 million, or 108 percent, from prior year quarter
•Adjusted EBITDA from continuing operations for the first quarter of $51 million, up $31 million, or 155 percent, from prior year quarter
•Cash provided by operating activities of $51 million; total debt of $846 million
•Adjusted Free Cash Flow generation of $36 million; Net Debt reduced to $683 million
•Reaffirm 2023 Adjusted EBITDA guidance of $200 million to $215 million
•Increase 2023 Adjusted Free Cash Flow guidance to $40 million to $65 million
JACKSONVILLE, Fla., May 9, 2023 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) reported net income of $2 million, or $0.02 per diluted share, for the quarter ended April 1, 2023, compared to a net loss of $25 million, or $(0.39) per diluted share, for the prior year quarter. Income from continuing operations for the quarter ended April 1, 2023 was $2 million, or $0.02 per diluted share, compared to a loss from continuing operations of $24 million, or $(0.38) per diluted share, for the prior year quarter.
“First quarter results were in line with expectations and keep us on track to deliver upon our full year guidance of $200 to $215 million of Adjusted EBITDA, and we now expect that our Adjusted Free Cash Flow will be $40 to $65 million due to increased scrutiny on maintenance capital expenditures as operational efficiency has improved. While we are experiencing pockets of softness in some parts of our business, we are able to offset through more efficient operations and reduced costs,” said De Lyle W. Bloomquist, President and Chief Executive Officer. “With another quarter of solid financial results, including the good progress on our working capital initiatives, we reduced net debt leverage to 3.3 times. Our top near-term priority remains the refinancing of our debt maturing in June 2024. With improved credit metrics, we expect to execute on this goal at acceptable terms in the coming quarter. As we look into the second quarter, we expect net leverage to continue to improve despite the annual maintenance outages at our two largest facilities.”
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

First Quarter 2023 Operating Results from Continuing Operations
The Company operates in the following business segments: High Purity Cellulose, Paperboard and High-Yield Pulp.
Net sales was comprised of the following for the periods presented:

	Three Months Ended
(in millions)	April 1, 2023	December 31, 2022	March 26, 2022
High Purity Cellulose	$374	$384	$281
Paperboard	59	67	54
High-Yield Pulp	42	58	22
Eliminations	(8)	(9)	(5)
Net sales	$467	$500	$352
Operating results were comprised of the following for the periods presented:

	Three Months Ended
(in millions)	April 1, 2023	December 31, 2022	March 26, 2022
High Purity Cellulose	$13	$10	$(8)
Paperboard	10	9	6
High-Yield Pulp	7	12	—
Corporate	(13)	(15)	(14)
Operating income (loss)	$17	$16	$(16)
High Purity Cellulose
Net sales for the quarter increased $93 million, or 33 percent, to $374 million compared to the prior year quarter. Included in the current and prior year quarters were $23 million and $27 million, respectively, of other sales primarily from bio-based energy and lignosulfonates. Sales prices increased 8 percent during the current quarter compared to the prior year quarter, driven by increases in cellulose specialties and commodity products prices of 18 percent and 6 percent, respectively. Total sales volumes increased 27 percent during the current quarter compared to the prior year quarter, including 65 percent and 5 percent increases in commodity products and cellulose specialties, respectively. These increases were primarily driven by strong demand, increased productivity and improved logistics and cellulose specialties customer contract terms.
Operating income for the quarter increased $21 million compared to the prior year, driven by the higher sales prices and sales volumes, partially offset by higher chemicals and logistics costs and the impact of the extended maintenance outage in the prior year.
Compared to the fourth quarter of 2022, operating income increased $3 million, driven by higher cellulose specialties sales prices and commodity products volumes, partially offset by lower commodity products sales prices and cellulose specialties volumes. Total sales prices decreased 1 percent, driven by a 10 percent decrease in commodity products sales prices that was partially offset by 7 percent higher cellulose specialties sales prices. Total sales volumes for the quarter were flat to the fourth quarter of 2022.
Paperboard
Net sales for the quarter increased $5 million, or 9 percent, to $59 million compared to the prior year quarter. Sales prices increased 18 percent during the quarter compared to the prior year quarter, driven primarily by demand for packaging. Sales volumes decreased 7 percent during the quarter compared to the prior year quarter, driven by the timing of sales.
Operating income for the quarter increased $4 million compared to the prior year quarter, driven by the higher sales prices, partially offset by the lower sales volumes and higher chemicals and purchased pulp costs.
Compared to the fourth quarter of 2022, operating income increased $1 million, driven by a 1 percent increase in sales prices, partially offset by a 12 percent decrease in sales volumes driven by the timing of sales.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

High-Yield Pulp
Net sales for the quarter increased $20 million, or 91 percent, to $42 million compared to the prior year quarter, driven by 39 percent and 43 percent increases in sales prices and sales volumes, respectively, driven by stronger demand, increased productivity and easing logistics constraints.
Operating income for the quarter increased $7 million compared to the prior year quarter, driven by the higher sales prices and sales volumes, partially offset by higher chemicals and logistics costs.
Operating income decreased $5 million compared to the fourth quarter of 2022, driven primarily by 4 percent lower sales prices and lower sales volumes due to a decrease in global demand.
Corporate
Compared to the first quarter of 2022, the operating loss decreased $1 million, driven primarily by lower variable stock-based compensation costs. Compared to the fourth quarter of 2022, the operating loss decreased $2 million, driven primarily by lower variable stock-based compensation costs and environmental expenses.
Non-Operating Expenses
Included in non-operating expenses in the first quarter of 2023 was a $2 million pension settlement loss.
Included in non-operating expenses in the first quarter of 2022 was a $9 million unrealized gain on GreenFirst Forest Products, Inc. common shares received in connection with the sale of the Company’s lumber and newsprint assets.
Income Taxes
The effective tax rate for the first quarter of 2023 is not meaningful due to near break-even pretax income for the period, which results in any discrete tax adjustments significantly impacting the rate. The largest adjustments creating a difference between the effective tax rate and the statutory rate of 21 percent were an excess tax benefit on vested stock compensation and return-to-accrual adjustments related to previously filed tax returns.
The effective tax rate on the loss from continuing operations for the first quarter of 2022 was an expense of 6 percent. The 2022 effective tax rate differed from the federal statutory rate of 21 percent primarily due to disallowed interest deductions in the U.S. and nondeductible executive compensation, partially offset by U.S. tax credits and tax return-to-accrual adjustments.
Cash Flows & Liquidity
For the three months ended April 1, 2023, the Company generated operating cash flows of $51 million, which were driven by increased cash inflows from working capital, partially offset by payments on deferred energy liabilities associated with Tartas facility operations.
For the three months ended April 1, 2023, the Company used $21 million in its investing activities related to net capital expenditures, which included $6 million of strategic capital spending focused on enhancing reliability and cost efficiency.
For the three months ended April 1, 2023, the Company used $14 million in its financing activities primarily for the repayment of long-term debt and the repurchase of common stock to satisfy tax withholding requirements related to the issuance of stock under Company incentive stock plans.
The Company ended the quarter with $276 million of global liquidity, including $169 million of cash, borrowing capacity under the ABL Credit Facility of $100 million and $7 million of availability under the factoring facility in France. The Company recently purchased credit insurance, which the Company estimates would have resulted in pro forma ABL Credit Facility availability as of quarter end of $136 million. Additionally, the Company repurchased $10 million of Senior Secured Notes in April through open-market transactions and retired the notes for cash of $9 million.
The next significant debt maturity for the Company is in June 2024. The Company is actively monitoring the capital markets and is prepared to refinance its senior unsecured notes due June 2024 at acceptable terms in the coming quarter. The Company has partnered with Goldman Sachs to act as the lead financial advisor to support the refinancing effort. The Company is considering using a portion of its cash balance to repay debt or assist in a holistic refinancing of its capital structure.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Market Assessment
This market assessment represents the Company’s best current estimate of its business segments’ future performance.
High Purity Cellulose
Demand for cellulose specialties remains mixed. Strength in acetate and certain other cellulose specialty end markets is offsetting softness in construction and food-related end markets. Average sales prices for cellulose specialties in 2023 are expected to be high single digit percent higher than average 2022 sales prices, while sales volumes are expected to decrease due to the softness in demand. Market demand for commodity products remains resilient but at lower prices than first quarter levels. Fluff sales prices are expected to decline versus 2022 levels, in line with industry forecasts. Viscose pulp sales prices have stabilized and are expected to increase slightly in the second half of the year. Commodity sales volumes are expected to increase as production and logistics constraints improve. Additional benefits from prior strategic capital investments are expected throughout the year. Certain raw material and energy prices have come off the 2022 highs, but are expected to remain significantly elevated versus pre-COVID pandemic levels. The Company experienced a slower than anticipated return to production after the annual maintenance outage of its Tartas facility, which has been completed but is expected to impact the second quarter, but overall production is anticipated to be made up in the balance of the year. Additionally in the second quarter, annual maintenance outages will be executed at the Company’s two largest facilities in Jesup and Temiscaming.
Paperboard
Paperboard prices are expected to moderate slightly over the balance of the year but remain elevated from 2022 levels, while sales volumes are expected to remain steady. Raw material prices are expected to reduce as pulp markets decline.
High-Yield Pulp
High-yield pulp markets have declined as global economic demand slows and new capacity ramps up, impacting sales price. Prices are expected to decline in 2023, in line with industry forecasts for the global paper pulp market. Sales volumes are expected to improve slightly in 2023, primarily due to improved logistics and production reliability.
2023 Guidance
Overall, income (loss) from continuing operations is expected to be between $(8) million and $12 million, with Adjusted EBITDA between $200 million and $215 million for 2023. The Company expects to spend approximately $100 million to $105 million of custodial capital expenditures, including $10 million to $15 million of catch-up maintenance capital, and discretionary strategic capital expenditures of approximately $30 million to $35 million, net of financing. Strategic capital may be modulated as necessary to support Adjusted Free Cash Flow. The Company is targeting $45 million of benefit from working capital to support Adjusted Free Cash Flow for the year. Overall, the Company expects to generate $40 million to $65 million of Adjusted Free Cash Flow in 2023. For the second quarter, Adjusted EBITDA is expected to be in the low $40 million range, which is expected to be the trough quarter due to the timing of customer annual maintenance outages, the slower than anticipated return to production of the Tartas facility, which has now been completed, and the Company’s planned annual maintenance outages at its two largest facilities.
A Sustainable Future
The Company continues to focus on growing its bio-based product offering and expects to grow its sales of bioelectricity and lignosulfonates and increase overall margins over time.
The Company’s bioethanol facility at its Tartas, France facility is under construction and is anticipated to be operational in the first half of 2024. The total estimated cost of the project is approximately $41 million, with $29 million to be spent in 2023. The Company plans to utilize $28 million of low-cost green loans to help fund the project, including $8 million already raised, and $4 million in grants. The project is expected to provide $9 million to $11 million of annual incremental EBITDA beginning in 2024.

“RYAM is well positioned to meet the demands of a more sustainable world. We have the right team and assets in place to develop innovative solutions that meet our customers' needs while running our operations in a safe and reliable way. Our improved operations and strengthened balance sheet position the Company to make disciplined strategic capital allocation decisions that create value for our shareholders,” concluded Mr. Bloomquist.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Conference Call Information
RYAM will host a conference call and live webcast at 9:00 a.m. ET on Wednesday, May 10, 2023 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.RYAM.com. A replay of this webcast will be archived on the company’s website shortly after the call.
Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Wednesday, May 24, 2023. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13737694.
About RYAM
RYAM is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly used in the production of filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for paper and packaging markets. With manufacturing operations in the U.S., Canada and France, RYAM employs approximately 2,500 people and generated $1.7 billion of revenues in 2022. More information is available at www.RYAM.com.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to RYAM’s future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this release. The Company has not filed its Form 10-Q for the quarter ended April 1, 2023. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the Company files its Form 10-Q.
The Company’s operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in the Company’s securities, you should carefully read and consider these risks, together with all other information in the Company’s Annual Report on Form 10-K and other filings and submissions to the SEC, which provide more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, the Company’s business, financial condition or operating results, as well as the market price of the Company’s securities, could be materially adversely affected. These risks and events include, without limitation: Macroeconomic and Industry Risks The Company’s business, financial condition and results of operations could be adversely affected by disruptions in the global economy caused by the ongoing conflict between Russia and Ukraine or other geopolitical conflicts. The Company is subject to risks associated with epidemics and pandemics, including the COVID-19 pandemic, which has had, and may continue to have, a material adverse impact on the Company’s business, financial condition, results of operations and cash flows. The businesses the Company operates are highly competitive and many of them are cyclical, which may result in fluctuations in pricing and volume that can materially adversely affect the Company’s business, financial condition, results of operations and cash flows. Changes in raw material and energy availability and prices, and continued inflationary pressure, could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company is subject to material risks associated with doing business outside of the United States. Foreign currency exchange fluctuations may have a material adverse impact on the Company’s business, financial condition and results of operations. Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could materially adversely affect the Company’s ability to access certain markets. Business and Operational Risks The Company’s ten largest customers represented approximately 40 percent of 2022 revenue, and the loss of all or a substantial portion of revenue from these customers could have a material adverse effect on the Company’s business. A material disruption at any of the Company’s major manufacturing facilities could prevent the Company from meeting customer demand, reduce sales and profitability, increase the cost of production and capital needs, or otherwise materially adversely affect the Company’s business, financial condition and results of operations. Unfavorable changes in the availability of, and prices for, wood fiber may have a material adverse impact on the Company’s business, financial condition and results of operations. Substantial capital is required to maintain the Company’s facilities, and the cost to repair or replace equipment, as well as the associated downtime, could materially adversely affect the Company’s business. The Company depends on third parties for transportation services and unfavorable changes in the cost and availability of transportation could materially adversely affect the Company’s business. Failure to maintain satisfactory labor relations could have a material adverse effect on the Company’s business. The Company is dependent upon attracting and retaining key personnel, the loss of whom could materially adversely
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

affect the Company’s business. Failure to develop new products or discover new applications for existing products, or inability to protect the intellectual property underlying new products or applications, could have a material adverse impact on the Company’s business. Loss of Company intellectual property and sensitive data or disruption of manufacturing operations due to cyberattacks or cybersecurity breaches could materially adversely impact the business. Regulatory and Environmental Risks The Company’s business is subject to extensive environmental laws, regulations and permits that may materially restrict or adversely affect how the Company conducts business and its financial results. The potential longer-term impacts of climate-related risks remain uncertain at this time. Regulatory measures to address climate change may materially restrict how the Company conducts business or adversely affect its financial results. Financial Risks The Company may need to make significant additional cash contributions to its retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements. The Company has debt obligations that could materially adversely affect the Company’s business and its ability to meet its obligations. Challenges in the commercial and credit environments may materially adversely affect the Company’s future access to capital. The Company may require additional financing in the future to meet its capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Common Stock and Certain Corporate Matters Risks Stockholders’ percentage of ownership in RYAM may be diluted. Certain provisions in the Company’s amended and restated certificate of incorporation and bylaws, and of Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of its common stock.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in the Company’s filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted income from continuing operations and adjusted net debt. The Company believes these non-GAAP financial measures provide useful information to its Board of Directors, management and investors regarding its financial condition and results of operations. Management uses these non-GAAP financial measures to compare its performance to that of prior periods for trend analyses, to determine management incentive compensation and for budgeting, forecasting and planning purposes.
The Company does not consider these non-GAAP financial measures an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they may exclude significant expense and income items that are required by GAAP to be recognized in the consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expense and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures are provided below. Non-GAAP financial measures are not necessarily indicative of results that may be generated in future periods and should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in millions, except share and per share information)

	Three Months Ended
	April 1, 2023	December 31, 2022	March 26, 2022
Net sales	$467	$500	$352
Cost of sales	(430)	(456)	(346)
Gross margin	37	44	6
Selling, general and administrative expenses	(19)	(23)	(20)
Other operating expense, net	(1)	(5)	(2)
Operating income (loss)	17	16	(16)
Interest expense	(15)	(17)	(16)
Unrealized gain on GreenFirst equity securities	—	—	9
Other income (expense), net	(2)	3	—
Income (loss) from continuing operations before income taxes	—	2	(23)
Income tax (expense) benefit	3	2	(1)
Equity in loss of equity method investment	(1)	—	—
Income (loss) from continuing operations	2	4	(24)
Loss from discontinued operations, net of taxes	—	—	(1)
Net income (loss)	$2	$4	$(25)

Basic earnings per common share
Income (loss) from continuing operations	$0.02	$0.06	$(0.38)
Loss from discontinued operations	—	—	(0.01)
Net income (loss) per common share-basic	$0.02	$0.06	$(0.39)

Diluted earnings per common share
Income (loss) from continuing operations	$0.02	$0.05	$(0.38)
Loss from discontinued operations	—	—	(0.01)
Net income (loss) per common share-diluted	$0.02	$0.05	$(0.39)

Shares used in determining EPS
Basic EPS	64,504,200	63,983,818	63,771,484
Diluted EPS	66,596,653	66,213,467	63,771,484
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in millions)

	April 1, 2023	December 31, 2022
Assets
Cash and cash equivalents	$169	$152
Other current assets	493	538
Property, plant and equipment, net	1,144	1,151
Other assets	504	507
Total assets	$2,310	$2,348

Liabilities and Stockholders’ Equity
Debt due within one year	$14	$14
Other current liabilities	307	340
Long-term debt	832	839
Non-current environmental liabilities	159	160
Other liabilities	167	166
Total stockholders’ equity	831	829
Total liabilities and stockholders’ equity	$2,310	$2,348
B

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in millions)

	Three Months Ended
	April 1, 2023	March 26, 2022
Operating Activities
Net income (loss)	$2	$(25)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	35	27
Other	5	(1)
Changes in working capital and other assets and liabilities	9	(24)
Cash provided by (used in) operating activities-continuing operations	51	(23)
Cash used in operating activities-discontinued operations	—	(1)
Cash provided by (used in) operating activities	51	(24)

Investing Activities
Capital expenditures, net	(21)	(45)
Cash used in investing activities	(21)	(45)

Financing Activities
Changes in debt	(9)	(4)
Other	(5)	—
Cash used in financing activities	(14)	(4)

Change in cash and cash equivalents	16	(73)
Net effect of foreign exchange on cash and cash equivalents	1	(1)
Balance, beginning of period	152	253
Balance, end of period	$169	$179
C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
(Unaudited)

	Three Months Ended
	April 1, 2023	December 31, 2022	March 26, 2022
Average Sales Prices ($ per metric ton)
High Purity Cellulose	$1,322	$1,331	$1,222
Paperboard	$1,568	$1,557	$1,326
High-Yield Pulp (external sales)	$769	$802	$555

Sales Volumes (thousands of metric tons)
High Purity Cellulose	265	265	208
Paperboard	38	43	41
High-Yield Pulp (external sales)	43	61	30

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)
(in millions)

EBITDA and Adjusted EBITDA by Segment(a)

	Three Months Ended April 1, 2023
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$13	$10	$7	$(28)	$2
Depreciation and amortization	31	3	1	—	35
Interest expense, net	—	—	—	15	15
Income tax benefit	—	—	—	(3)	(3)
EBITDA-continuing operations	44	13	8	(16)	49
Pension settlement loss	—	—	—	2	2
Adjusted EBITDA-continuing operations	$44	$13	$8	$(14)	$51

	Three Months Ended December 31, 2022
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$11	$10	$12	$(29)	$4
Depreciation and amortization	34	4	1	—	39
Interest expense, net	—	—	—	15	15
Income tax benefit	—	—	—	(2)	(2)
EBITDA-continuing operations	45	14	13	(16)	56
Gain on debt extinguishment	—	—	—	(1)	(1)
Adjusted EBITDA-continuing operations	$45	$14	$13	$(17)	$55

	Three Months Ended March 26, 2022
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$(7)	$6	$—	$(23)	$(24)
Depreciation and amortization	23	4	—	—	27
Interest expense, net	—	—	—	16	16
Income tax expense	—	—	—	1	1
EBITDA and Adjusted EBITDA-continuing operations	$16	$10	$—	$(6)	$20

——————————————
(a)    EBITDA-continuing operations is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA-continuing operations is defined as EBITDA-continuing operations adjusted for the settlement of certain pension plans and other items. EBITDA and Adjusted EBITDA are non-GAAP measures used by Management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.

	Annual Guidance Range
	2023
	Low	High
Income (loss) from continuing operations	$(8)	$12
Depreciation and amortization	135	135
Interest expense, net(a)	70	65
Income tax expense(b)	3	3
EBITDA and Adjusted EBITDA-continuing operations	$200	$215
——————————————
(a)    Dependent on timing and cost of refinancing.
(b)    Estimated using the statutory rates of each jurisdiction and ignoring all permanent book-to-tax differences.
E

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions, except per share information)
Adjusted Free Cash Flows - Continuing Operations(a)

	Three Months Ended
	April 1, 2023	March 26, 2022
Cash provided by (used in) operating activities-continuing operations	$51	$(23)
Capital expenditures, net	(15)	(36)
Adjusted free cash flows-continuing operations	$36	$(59)

	Annual Guidance Range
	2023
	Low	High
Cash provided by operating activities-continuing operations	$145	$165
Capital expenditures, net	(105)	(100)
Adjusted free cash flows-continuing operations	$40	$65
——————————————
(a)    Adjusted free cash flows-continuing operations is defined as cash provided by (used in) operating activities-continuing operations adjusted for capital expenditures, net of proceeds from the sale of assets and excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of the Company’s common stock.

F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions, except per share information)
Adjusted Net Debt(a)

	April 1, 2023	December 31, 2022
Debt due within one year	$14	$14
Long-term debt	832	839
Total debt	846	853
Unamortized debt premium, discount and issuance costs	6	6
Cash and cash equivalents	(169)	(152)
Adjusted net debt	$683	$707
——————————————
(a)    Adjusted net debt is defined as the amount of debt after the consideration of debt premium, discount and issuance costs, less cash.
Adjusted Income (Loss) from Continuing Operations(a)

	Three Months Ended
	April 1, 2023		December 31, 2022		March 26, 2022
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Income (loss) from continuing operations	$2	$0.02	$4	$0.05	$(24)	$(0.38)
Pension settlement loss	2	0.03	—	—	—	—
Gain on debt extinguishment	—	—	(1)	(0.01)	—	—
Tax effect of adjustments	—	—	—	—	—	—
Adjusted income (loss) from continuing operations	$4	$0.05	$3	$0.04	$(24)	$(0.38)
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(a)    Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operations adjusted net of tax for the settlement of certain pension plans, gain on debt extinguishment and other items.
G